Exhibit to 10-KSB (10)(iii)

                         LEASE AGREEMENT


THIS AGREEMENT made this 1st day of July, 1997.

BY AND BETWEEN Taylor Devices, Inc. known and referred to as the Owner in this Lease, having its principle office located at 90
Taylor Drive, North Tonawanda, NY and Tayco Developments, Inc., known and referred to as the Tenant in this Lease.


LET IT BE WITNESSED, that the Owner has agreed to lease and by this Lease does grant a lease to the Tenant, and the Tenant has agreed to this Lease, and has leased the following described premises:


(Premises) Located at 100 Taylor Drive, North Tonawanda, NY to include 800 square feet of office space on the second floor, including use of the rest rooms and kitchen facilities. Conference room use is available upon prior approval from Owner.

(Term) For the term of three years beginning on the 1st day of July, 1997 and ending the last day of June, 2000 at 12:00 in the forenoon. Subject to the Terms of this Agreement

(Terms)     The terms of this Agreement can be reviewed by either
party for any changes, adjustments or extentions upon which a 90 day written notice will be given each to the other party of any change, adjustment or extention.
           Any change, adjustment or extention will become attached to this Agreement as an addendum.

(Rental)     The Tenant agrees to pay the Owner at 90 Taylor Drive,
North Tonawanda, NY the rent of Ten Thousand Dollars ($10,000.00) annually in one (1) payment of Ten Thousand Dollars ($10,000.00) by the 1st day of July, each year, for three (3) years (in full, no later than 30 days from due date) during the term of this Lease. Subject to the terms of this Agreement.

(Agreements) The Tenant agrees as follows:
(a) To punctually pay rent on above agreed day at above agreed place.
(b) That no rental payment made to Owner will be returned or rebated for any reason.
(c) To hold the Owner harmless from any expense, loss or damage by reason of the violation of any laws, regulations, rules, ordinances and requirements, or by reason of any damage that might be sustained by reason of the Tenant's negligence.
(d) To hold the Owner harmless for any and all injury or liability claims, including those from employees of the Tenant.
(e) To maintain the facility to be neat, clean and secure at all times.
(f) The agreements and conditions contained in this Lease shall apply to and bind and enure to the benefit of the personal representatives and assigns of the Owner and the personal representatives and licensed assigns of the Tenant.
(g) Immediate eviction can occur when a violation is committed to any part of this agreement, and that it is at the discretion of the Owner when a violation has been committed.


IN WITNESS WHEREOF the parties hereto have affixed their hands and seals the day and year first above written.

Accepted by Taylor Devices, Inc.  Accepted by Tayco Developments,
                                    Inc.


/s/Douglas P. Taylor   L.S.       /s/Joseph P. Gastel    L.S.
Douglas P. Taylor, President      Joseph P. Gastel, Secretary